Guaranteed Distribution Rider (the “Rider”)

Brighthouse Life Insurance Company

As described below and subject to the terms and conditions of this Rider, we will make Distribution Payments as Policy Loans to you after the Distribution Start Date. This Rider will also provide a Lifetime Lapse Prevention Benefit through the payment of required premiums.

This Rider is a part of your Policy if it is listed on the Policy Specifications page. A copy of the Application is attached to and made part of your Policy.

All provisions of the Policy that do not conflict with this Rider apply to this Rider. Where there is any conflict between the Rider provisions and the Policy provisions, the Rider provisions prevail.

Distribution Start Date

Once the Rider has been in force for a minimum of 10 years, you may notify us In Writing of your election to begin Distribution Payments. Your notification must include your chosen Distribution Payment amount. Distribution Payments will begin provided:

•	There is no outstanding Policy Loan Balance; and
•	Your Policy is not a Modified Endowment Contract as defined under Section 7702A of the Code.

Once we receive your notification to begin Distribution Payments, we will set your Distribution Start Date as the next monthly anniversary that is at least 15 calendar days after we receive your notification. The Distribution Start Date is the date the first Distribution Payment will be made. After this date, the Maximum Distribution Payment, the Distribution Payment Frequency, and the Distribution Payment Duration can no longer change.

While the Rider is in force, Premium payments will no longer be allowed on and after the Distribution Start Date.

Distribution Payments

You specify the amount of each Distribution Payment. You may request to change the amount of the Distribution Payment at any time. We will change your Distribution Payment on the next monthly anniversary that is at least 15 calendar days after we receive your notification. All Distribution Payments are subject to the Minimum and Maximum Limits for Distribution Payments provision below.

Distribution Payments will be made in the form of Policy Loans (see the Policy Loans provision in your Policy). The Loan Value calculation in your Policy does not apply to Distribution Payments. The Loan Value for Distribution Payments equals your unloaned Cash Value immediately prior to a Distribution Payment. When a Distribution Payment is made, if necessary, the Rider will increase your Policy’s Cash Value to allow for that Distribution Payment to be made in the form of a Policy Loan.

Minimum and Maximum Limits for Distribution Payments

•

The Guaranteed Minimum Distribution Payment for an annual Distribution Payment Frequency is shown on the Rider Specifications page. The Guaranteed Minimum Distribution Payment varies by Attained Age and frequency. For a frequency other than annual, the Guaranteed Minimum Distribution Payment is multiplied by the applicable Distribution Frequency Factor shown on the Rider Specifications page.

•

The Maximum Distribution Payment is calculated at each policy anniversary and is equal to the Policy’s Cash Value on that date multiplied by the Distribution Payment Rate. For a frequency other than annual, the Maximum Distribution Payment is multiplied by the applicable Distribution Frequency Factor. The Distribution Payment Rate is shown on the Rider Specifications page. The Maximum Distribution Payment will never be less than the Guaranteed Minimum Distribution Payment effective on that policy anniversary. The Maximum Distribution Payment will not change after the Distribution Start Date.

•	Each Distribution Payment cannot be less than the Distribution Payment Minimum shown on the Rider Specifications page.

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Distribution Payment Duration

Your Distribution Payment Duration is shown on the Rider Specifications page. If you choose to receive the Maximum Distribution Payment, Distribution Payments will be made for the length of the Distribution Payment Duration. Provided Distribution Payments have not been terminated, if you chose to receive Distribution Payments in an amount less than the Maximum Distribution Payment for the selected frequency, Distribution Payments may continue to be paid beyond the Distribution Payment Duration until the entire amount available under this Rider has been paid. See the Termination of Distribution Payments provision.

If you decide to change your Distribution Payment Duration from what was chosen at issue, you may only change this duration when you notify us In Writing of your Distribution Start Date. Your Distribution Payment Duration cannot be changed after the Distribution Start Date. We will send you replacement Rider Specifications pages with your updated Distribution Payment Duration. A change to your Distribution Payment Duration will affect your Guaranteed Minimum Distribution Payment, Maximum Distribution Payment and Distribution Payment Rate. These payments and rates may be less than they would have been if you had chosen this new Distribution Payment Duration on the Policy Issue Date.

Distribution Payment Frequency

Distribution Payments will be made at the Distribution Payment Frequency shown on the Rider Specifications page. The available frequencies are annual, semi-annual, quarterly, or monthly. A Distribution Frequency Factor is applied to determine your Guaranteed Minimum Distribution Payment and Maximum Distribution Payment for any frequency other than annual.

If you decide to change your Distribution Payment Frequency from what was chosen at issue, you may only change this frequency when you notify us In Writing of your Distribution Start Date. Your Distribution Payment Frequency cannot be changed after the Distribution Start Date. We will send you replacement Rider Specifications pages with your updated Distribution Payment Frequency.

One-time Payment

After the Distribution Start Date, if you have received less than your Maximum Distribution Payment, you may choose In Writing a One-time Payment amount that is separate from your scheduled Distribution Payments. You may only make this election once, provided your Distribution Payments have not been terminated.

The maximum One-time Payment is the lesser of:

1. The difference between the cumulative Maximum Distribution Payments available and the cumulative Distribution Payments received since the Distribution Start Date; or

2. The lesser of: three times the Maximum Distribution Payment; or the One-time Payment Limit shown on the Rider Specifications page.

This payment, if taken, will be made in the form of a Policy Loan, the same as the Distribution Payments. Any Policy Loan taken after the Distribution Start Date that is not a Distribution Payment will be treated as your One-time Payment if available. The Loan Value calculation in your Policy does not apply to the One-time Payment. The Loan Value for the One-time Payment equals your unloaned Cash Value immediately prior to the One-time Payment. When a One-time Payment is made, if necessary, the Rider will increase your Policy’s Cash Value to allow for the One-time Payment to be made in the form of a Policy Loan.

Suspending Distribution Payments

Distribution Payments may be suspended at any time by submitting a request In Writing. Distribution Payments will be suspended on the next monthly anniversary that is at least 15 calendar days after we receive your notification. The suspension must last at least one year from the date of your last Distribution Payment. While Distribution Payments are suspended, you may request to change the allocation of your Cash Value from the Fixed Account to any of the available Indexed Accounts (see the Policy’s Cash Value Reallocation provision in your Policy).

Restarting Distribution Payments

If you have suspended Distribution Payments, you may not elect to restart Distribution Payments until one year after you received your last Distribution Payment. You may restart Distribution Payments by notifying us In Writing. The restarted Distribution Payments will begin on a monthly anniversary at least 15 calendar days after we receive your notification. Distribution Payment amounts upon restarting are subject to the Minimum and Maximum Limits for Distribution Payments provision. If you do not elect to restart Distribution Payments, amounts available under this Rider will no longer be available to you.

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Additional Policy Loans

If you request a Policy Loan while you are receiving Distribution Payments, we will treat this loan as your One-time Payment if available. If the loan amount taken exceeds the One-time Payment amount available at the time of your request, this Rider will terminate.

If Distribution Payments are suspended, and it has been less than one year since you have received your last Distribution Payment and you request a Policy Loan, we will treat this loan as your One-time Payment if available. If the loan amount taken exceeds the One-time Payment amount available at the time of your request, this Rider will terminate.

If Distribution Payments are suspended and it has been more than one year since you received your last Distribution Payment, and you request a Policy Loan, we will restart Distribution Payments at an amount up to the Maximum Distribution Payment. Any amount above this will be treated as your One-time Payment if available. If the amount exceeds your One-time Payment amount available at the time of your request, this Rider will terminate.

Termination of Distribution Payments

While the Rider is in force, any available Distribution Payments will terminate upon the earliest of:

1.	The date your Policy becomes a Modified Endowment Contract;
2.	The date an Accelerated Death Benefit Payment has been paid;
3.	The entire amount available under this Rider has been paid;
4.	The date the Rider terminates;
5.	The date the Insured reaches Attained Age 121; or
6.	The date the Insured dies.

Once Distribution Payments terminate, no further amounts will be available to you under this Rider.

Effect of Distribution Payments on Your Policy

Policy Loans

Distribution Payments and the One-time Payment will be made in the form of Policy Loans. (See the Policy Loans provision in your Policy).

Policy Proceeds

While the Rider is in force and after the Distribution Start Date, the following is substituted for the Policy Proceeds calculation in the Payment to Your Beneficiary provision of your Policy.

Policy Proceeds will equal the greater of the result of items 1-6 below or the Residual Policy Proceeds shown on the Rider Specifications page.

1.	The Death Benefit as of the date of the Insured’s death, calculated as the greater of:

a. The Face Amount; or

b. The Cash Value plus any Annual Deduction Refund plus any available One-time Payment amount; times the applicable Minimum Death Benefit Factor; plus

2.	Any insurance on the life of the Insured provided by riders; plus
3.	Any Annual Deduction Refund; plus
4.	Any premium received after the date of the Insured’s death; less
5.	Any Amount Due under a Grace Period provision as of the date of the Insured’s death; less
6.	Any Policy Loan Balance.

Policy’s Cash Value

On the Distribution Start Date and on any date Distribution Payments are restarted after being suspended, any Cash Value in the Indexed Accounts and Holding Accounts will be transferred to the Fixed Account. While you are receiving Distribution Payments, you cannot transfer or allocate Cash Value to the Indexed Accounts.

If Distribution Payments are suspended or terminated, you may transfer any Cash Value in the Fixed Account to any of the available Indexed Accounts (see the Cash Value Reallocation provision in your Policy).

When a Distribution Payment is made, if necessary, the Rider will increase your Policy’s Cash Value to allow for Distribution Payments and the One-time Payment to be made in the form of a Policy Loan.

Face Amount Decreases

If the Policy allows Face Amount decreases, they are not allowed while the Rider is in force.

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Partial Withdrawals

If the Policy allows Partial Withdrawals, they are not allowed while the Rider is in force.

Lifetime Lapse Prevention Benefit

Lifetime Lapse Prevention Benefit

Prior to the Distribution Start Date, the Lifetime Lapse Prevention Benefit guarantees your Policy will not lapse if the Policy’s unloaned Cash Value is insufficient to cover any Surrender Charge and any Annual Deduction due on a monthly anniversary date as long as:

1.

The sum of all premiums paid to date is equal to or greater than the accumulated Annual Lapse Prevention Premiums due since the Policy Issue Date (the Annual Lapse Prevention Premiums are shown on the Rider Specifications page and the Policy Issue Date is shown on the Policy Specifications page); and

2.	There is no Excess Loan (see the Excess Loan provision in your Policy).

If premiums paid to date are less than the accumulated Annual Lapse Prevention Premiums due since the Policy Issue Date, you will have a 62-day period to pay the difference. If this payment is not made within the 62-day period, this Rider will terminate.

Beginning on the Distribution Start Date, the Lifetime Lapse Prevention Benefit guarantees that your Policy will not lapse while the Rider is in force.

Effect on the Policy

If your Policy’s unloaned Cash Value is insufficient to cover the Annual Deduction due on a policy anniversary date, the Rider will increase your Policy’s Cash Value to an amount sufficient to cover the Annual Deduction when either 1 or 2 is true:

1.	Prior to the Distribution Start Date and there is no Excess Loan.

2.	On or after the Distribution Start Date if the Rider is in force.

General Rider Provisions

Annual Cost of Rider

The Rider charge will be deducted from your Policy’s Cash Value in accordance with the Annual Deduction provision of your Policy.

Before the Distribution Start Date, the Rider charge equals the greater of 1 or 2, where:

1.	The Guaranteed Rider Charge Rate shown on the Rider Specifications page multiplied by the Policy’s Cash Value as of the policy anniversary divided by 1,000.
2.

The Guaranteed Rider Charge Rate shown on the Rider Specifications page multiplied by the Policy’s Face Amount multiplied by the Guaranteed Rider Charge Percentage shown on the Rider Specifications page divided by 1,000.

On and after the Distribution Start Date, the Rider charge equals the greater of 1 and 2, where:

1.	The Guaranteed Rider Charge Rate shown on the Rider Specifications page multiplied by the Policy’s Cash Value that was used to determine the Maximum Distribution Payment divided by 1,000.
2.	The Guaranteed Rider Charge Rate shown on the Rider Specifications page multiplied by the Policy’s Face Amount multiplied by the Guaranteed Rider Charge Percentage divided by 1,000.

The Rider charge will not be deducted after Distribution Payments terminate. See the Termination of Distribution Payments provision.

Modified Endowment Contract Within the First Policy Year

If your Policy is determined to be a Modified Endowment Contract during the first policy year for any reason, you have the option to terminate this Rider. Your request to terminate the Rider must also be made during the first policy year. Any Rider charges paid at issue will be refunded back to the Policy’s Cash Value.

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Termination of the Rider

Your Rider will terminate upon the earliest of:

1.	The monthly anniversary following the date we receive your request In Writing to terminate this Rider;
2.	The date a Policy Loan is taken for an amount that exceeds the available Distribution Payments and the One-time Payment if available;
3.	The date the Rider terminates due to premiums paid being less than the accumulated Annual Lapse Prevention Premiums due since the Policy Issue Date; or
4.	The date the Policy to which this Rider is attached terminates or you surrender the Policy for its Cash Surrender Value.

After your Rider terminates, it cannot be reinstated. If your Policy lapses, the Rider will not be reinstated if your Policy is reinstated.

Brighthouse Life Insurance Company
[ ]
Secretary

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Rider Specifications for Guaranteed Distribution Rider (“Rider Specifications”)

Policy Number	[Specimen]	Insured	[John M. Doe]

Guaranteed Rider Charge Percentage	[ ]%

Distribution Payment Minimum	$[500.00]

Distribution Payment Frequency	[Annual, Semi-Annual, Quarterly, Monthly]

Distribution Payment Duration	[10, 15, 20] [YEARS] [LIFETIME (Up to Attained Age 121)]

Distribution Frequency Factor

Semi-Annual	[0.5066]

Quarterly	[0.2550]

Monthly	[0.0854]

One-time Payment Limit	$[150,000.00]

Residual Policy Proceeds	$[10,000.00]

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Guaranteed Minimum Distribution Payment (Based on Annual Frequency)

Attained Age	Guaranteed Minimum Distribution Payment
[35	-
36	-
37	-
38	-
39	-
40	-
41	-
42	-
43	-
44	-
45	$
46
47
48
49
50
51
52
53
54
55
56
57
58
59
60
61
62
63
64
65
66
67
68
69
70
71
72
73
74
75
76
77
78
79	]

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Distribution Payment Rate

Attained Age	Distribution Payment Rate
[35	-
36	-
37	-
38	-
39	-
40	-
41	-
42	-
43	-
44	-
45	%
46	%
47	%
48	%
49	%
50	%
51	%
52	%
53	%
54	%
55	%
56	%
57	%
58	%
59	%
60	%
61	%
62	%
63	%
64	%
65	%
66	%
67	%
68	%
69	%
70	%
71	%
72	%
73	%
74	%
75	%
76	%
77	%
78	%
79	%]

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Guaranteed Rider Charge Rate (See the Annual Cost of Rider provision)

Attained Age	Rate	Attained Age	Rate	Attained Age	Rate

[35		62		89
36		63		90
37		64		91
38		65		92
39		66		93
40		67		94
41		68		95
42		69		96
43		70		97
44		71		98
45		72		99
46		73		100
47		74		101
48		75		102
49		76		103
50		77		104
51		78		105
52		79		106
53		80		107
54		81		108
55		82		109
56		83		110
57		84		111
58		85		112
59		86		113
60		87		114
61		88		115
				116
				117
				118
				119
				120
				121+	]

Annual Lifetime Lapse Prevention Benefit Premium

Annual Lapse Prevention Premium**

Payment for Years [1 – 10]	$[50,000.00]

Payment for Years [11 and Later]	$[0.00]

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** This premium will be recalculated and shown on the Rider Specifications page if there was a misstatement of age or sex on the Application.

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